Exhibit (8)(E)

DOMESTIC CUSTODY AGREEMENT

BETWEEN

TIAA-CREF LIFE INSURANCE COMPANY

ON BEHALF OF

TIAA-CREF LIFE SEPARATE ACCOUNT VA-1

AND

JPMORGAN CHASE BANK, N.A.

August 13, 2007

DOMESTIC CUSTODY AGREEMENT

TABLE OF CONTENTS

1.	INTENTION OF THE PARTIES; DEFINITIONS	1

	1.1 Intention of the Parties	1

	1.2 Definitions	1

2.	WHAT BANK IS REQUIRED TO DO	3

	2.1 Set Up Accounts	3

	2.2 Cash Account	3

	2.3 Segregation of Assets; Nominee Name	4

	2.4 Settlement of Trades	5

	2.5 Contractual Settlement Date Accounting	5

	2.6 Actual Settlement Date Accounting	6

	2.7 Income Collection (Autocredit®)	6

	2.8 Certain Ministerial Acts	6

	2.9 Corporate Actions	7

	2.10 Proxy Voting	7

	2.11 Statements and Information Available On-Line	8

	2.12 Access to Bank's Records	9

	2.13 Tax Relief Services	9

3.	INSTRUCTIONS	9

	3.1 Acting on Instructions; Unclear Instructions	9

	3.2 Confirmation of Oral Instructions/Security Devices	10

	3.3 Instructions; Contrary to Law/Market Practice	10

	3.4 Cut-off Times	10

4.	FEES EXPENSES AND OTHER AMOUNTS OWING TO BANK	11

	4.1 Fees and Expenses	11

	4.2 Overdrafts	11

	4.3 Bank’s Right Over Securities; Set-off	11

5.	SECURITIES DEPOSITORIES AND AGENTS	11

	5.1 Use of Depositories	11

	5.2 Use of Agents	12

i

6.	ADDITIONAL PROVISIONS RELATING TO CUSTOMER	12

	6.1 Representations of Customer and Bank	12

	6.2 Customer to Provide Certain Information to Bank	13

	6.3 Customer is Liable to Bank Even if it is Acting for Another Person	14

7.	WHEN BANK IS LIABLE TO CUSTOMER	14

	7.1 Standard of Care; Liability	14

	7.2 Force Majeure	15

	7.3 Bank May Consult With Counsel	15

	7.4 Bank Provides Diverse Financial Services and May Generate Profits as a Result	15

8.	TAXATION	16

	8.1 Tax Obligations	16

	8.2 Tax Reclaims With Respect to American Depository Receipts	16

9.	TERMINATION	17

10.	MISCELLANEOUS	18

	10.1 Notices	18

	10.2 Successors and Assigns	18

	10.3 Interpretation	18

	10.4 Entire Agreement	18

	10.5 Insurance	18

	10.6 Governing Law, Mediation and Arbitration	18

	10.7 Severability and Waiver	19

	10.8 Counterparts	19

	10.9 Privacy	19

	10.10 No Third Party Beneficiaries	20

ii

DOMESTIC CUSTODY AGREEMENT

This Agreement, dated August 13, 2007, is between JPMORGAN CHASE BANK, N.A. (“Bank”), with a place of business at 270 Park Avenue, New York, New York; and TIAA-CREF LIFE INSURANCE COMPANY on behalf of TIAA-CREF Life Separate Account VA-1 (“Customer”) with a place of business at 730 Third Avenue, New York, New York.

1. INTENTION OF THE PARTIES; DEFINITIONS

1.1	Intention of the Parties.

(a) This Agreement sets out the terms governing custodial, settlement and certain other associated services offered by Bank to Customer. Bank will be responsible for the performance of only those Securities custody duties that are set forth in this Agreement. Customer acknowledges that Bank is not providing any legal, tax or investment advice in connection with the services hereunder.

(b) It is the intention of the parties that the services offered by Bank under this Agreement with respect to the custody of Securities and related settlement services will be limited to Securities that are issued in the United States (“U.S.”) by an issuer that is organized under the laws of the U.S. or any state thereof, or that are both traded in the U.S. and that are eligible for deposit in a U.S. Securities Depository.

(c) It is the intention of the parties that assets held by TIAA-CREF Life Insurance Company for the investment accounts of TIAA-CREF Life Separate Account VA-1 (“the Separate Account”) in connection with providing values and benefits for Intelligent Variable Annuity – a flexible premium deferred annuity contract (the “Contract”) issued by TIAA-CREF Life Insurance Company and TIAA-CREF Life Separate Account VA-1 shall be held in custody on an omnibus basis by Bank pursuant to the terms of this Agreement.

1.2	Definitions.

(a) As used herein, the following terms have the meaning hereinafter stated.

“Account” has the meaning set forth in Section 2.1 of this Agreement.

“Affiliate” means an entity controlling, controlled by, or under common control with, Bank.

“Applicable Law” means any statute, whether national, state or local, applicable in the United States, any other law, rule, regulation or interpretation of any governmental entity, any applicable common law, and any decree, injunction, judgment, order, ruling, or writ of any governmental entity.

“Authorized Person” means any person who has been designated by written notice from Customer (or by any agent designated by Customer, including, without limitation, an investment manager) to act on behalf of Customer hereunder. Such persons will continue to be Authorized Persons until such time as Bank receives Instructions from Customer (or its agent) that any such person is no longer an Authorized Person.

“Bank Indemnitees” means Bank, and its nominees, directors, officers, employees and agents.

“Cash Account” has the meaning set forth in Section 2.1(a)(ii) of this Agreement.

“Corporate Action” means any subscription right, bonus issue, stock repurchase plan, redemption, exchange, tender offer, or similar matter with respect to a Financial Asset in the Securities Account that require discretionary action by the holder, but does not include proxy solicitations.

“Entitlement Holder” means the person named on the records of a Securities Intermediary as the person having a Securities Entitlement against the Securities Intermediary.

“Financial Asset” means a Security and refers, as the context requires, either to the asset itself or to the means by which a person’s claim to it is evidenced, including a Security, a security certificate, or a Securities Entitlement. “Financial Asset” does not include cash.

“Instructions” means instructions which: (i) contain all necessary information required by Bank to enable Bank to carry out the Instructions; (ii) are received by Bank in writing or via Bank’s electronic instruction system, SWIFT, telephone, tested telex, facsimile or such other methods as are for the time being agreed by Customer (or an Authorized Person) and Bank; and (iii) Bank believes in good faith have been given by an Authorized Person or are transmitted with proper testing or authentication pursuant to terms and conditions which Bank may specify.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).

“Securities” means stocks (including investment company shares), bonds, rights, warrants and other negotiable and non-negotiable instruments, whether issued in certificated or uncertificated form, that are commonly traded or dealt in on securities exchanges or financial markets. “Securities” also means other obligations of an issuer, or shares, participations and interests in an issuer recognized in the country in which it is issued or dealt in as a medium for investment and any other property as may be acceptable to Bank for the Securities Account.

“Securities Account” means each Securities custody account on Bank’s records to which Financial Assets are or may be credited pursuant hereto.

“Securities Depository” has the meaning set forth in Section 5.1 of this Agreement.

“Securities Entitlement” means the rights and property interests of an Entitlement Holder with respect to a Financial Asset as set forth in Part 5 of Article 8 of the Uniform Commercial Code of the State of New York, as the same may be amended from time to time.

“Securities Intermediary” means Bank, a Securities Depository, and any other financial institution which in the ordinary course of business maintains Securities custody accounts for others and acts in that capacity.

(b) All terms in the singular will have the same meaning in the plural unless the context otherwise provides and visa versa.

2. WHAT BANK IS REQUIRED TO DO

2.1	Set Up Accounts.

(a) Bank will establish and maintain the following accounts (“Accounts”):

(i)	a Securities Account in the name of Customer for Financial Assets, which may be received by or on behalf of Bank for the account of Customer, including as an Entitlement Holder; and

(ii)	an account in the name of Customer (“Cash Account”) for any and all cash received by or on behalf of Bank for the account of Customer.

(b) At the request of Customer, additional Accounts may be opened in the future, which will be subject to the terms of this Agreement.

(c) Financial Assets credited to the Securities Account shall be withdrawable or transferable upon Customer’s Instructions subject to the further terms and conditions of this Agreement.

2.2	Cash Account.

(a) Except as otherwise provided in Instructions acceptable to Bank, all cash held in the Cash Account by Bank will be deposited during the period it is credited to the Accounts in one or more deposit accounts at Bank.

(b) Whenever Customer instructs Bank to do so, Bank will arrange for the automatic investment of cash in the Cash Account in mutual funds (including, without limitation, the JPMorgan Money Market Funds and any other mutual fund with respect to which Bank or an Affiliate of Bank serves as an investment adviser, administrator, shareholder servicing agent, and/or custodian or subcustodian and regardless of whether or not Bank or its Affiliate receives any fees for services rendered to any such mutual fund in addition to the fees received by Bank pursuant to this Agreement, all of which such fees Bank is specifically authorized to retain) which Bank makes available for such purposes and which Customer selects through instructions to Bank. Furthermore, in this regard, Bank is directed automatically to arrange for the redemption of such mutual fund shares as may be necessary to avoid any potential overdraft hereunder that Bank perceives based upon the information available to Bank at the time of such redemption or withdrawal. Customer agrees that it will read the prospectus for any mutual fund prior to investing and acknowledges that investments in mutual fund shares are not insured by the Federal Deposit Insurance Corporation (“FDIC”) and are not obligations of or guaranteed by Bank. Customer further acknowledges that certain services for which Bank is paid fees by mutual funds in which the Customer invests may overlap with the services Bank provides under this Agreement.

(c) With Bank’s consent, Customer may use as the Cash Account a separate demand deposit account established by Customer at Bank which is electronically linked to the Securities Account.

2.3	Segregation of Assets; Nominee Name.

(a) Financial Assets credited to the Securities Account shall be segregated at all times from, and shall not become a part of, Bank’s own assets. Bank will identify in its records that Financial Assets credited to Customer’s Securities Account belong to Customer (except as otherwise may be agreed by Bank and Customer). Securities in certificated form held in Bank’s vault for Customer’s account, shall be held either separate from the certificated Securities of other customers of Bank or in a fungible bulk of Securities as part of a Filing of Securities by Issue (FOSBI) arrangement.

(b) Bank is authorized, in its discretion:

(i)	to hold in bearer form, such Financial Assets as are customarily held in bearer form or are delivered to Bank in bearer form;

(ii)	to hold Financial Assets in or deposit Financial Assets with any Securities Depository, settlement system or dematerialized book entry or similar systems; and

(iii)	and to register in the name of Customer, Bank, a Securities Depository, or their respective nominees, such Financial Assets as are customarily held in registered form.

(c) Bank is authorized, when directed to do so by Customer, to hold Financial Assets at third parties and to register Financial Assets in broker “street name” or in the name of other third parties (or their nominees). Notwithstanding Section 7.1, Bank shall have no liability for any loss of Financial Assets or other damages resulting from holding or registering Financial Assets as so directed by Customer.

Customer authorizes Bank to hold Financial Assets in omnibus accounts with Securities Depositories and other Securities Intermediaries and will accept delivery of Financial Assets of the same class and denomination as those deposited with Bank.

2.4	Settlement of Trades.

When Bank receives an Instruction directing settlement of a transaction in Financial Assets that includes all information required by Bank, Bank will use reasonable care to effect such settlement as instructed. Settlement of transactions in Financial Assets will be conducted in accordance with prevailing standards of the market in which the transaction occurs. Without limiting the generality of the foregoing, the risk of loss will be Customer’s whenever Bank delivers Financial Assets or payment in accordance with applicable market practice in advance of receipt or settlement of the expected consideration. In the case of the failure of Customer’s counterparty (or other appropriate party) to deliver the expected consideration as agreed, Bank will contact the counterparty to seek settlement, but Bank will not be obligated to institute legal proceedings, file a proof of claim in any insolvency proceeding, or take any similar action.

2.5	Contractual Settlement Date Accounting.

(a) Should Customer request to have Bank’s Contractual Settlement Date Accounting Service, Bank will effect book entries on a “contractual settlement date accounting” basis as described below with respect to the settlement of trades in those markets where Bank generally offers contractual settlement date accounting and will notify Customer of those markets from time to time.

(i)	Sales: On the settlement date for a sale, Bank will credit the Cash Account with the proceeds of the sale and transfer the relevant Financial Assets to an account at Bank pending settlement of the trade if not already delivered.

(ii)	Purchases: On the settlement date for the purchase (or earlier, if market practice requires delivery of the purchase price before the settlement date), Bank will debit the Cash Account for the settlement amount and credit a separate account at Bank. Bank then will post the Securities Account as awaiting receipt of the expected Financial Assets. Customer will not be entitled to the Financial Assets that are awaiting receipt until Bank actually receives them.

Bank reserves the right to restrict in good faith the availability of contractual settlement date accounting for credit or operational reasons.

(b) Bank may (in its absolute discretion) upon oral or written notification to Customer reverse any debit or credit made pursuant to Section 2.5(a) prior to a transaction's actual settlement, and Customer will be responsible for any costs or liabilities resulting from such reversal. Customer acknowledges that the procedures described in this sub-section are of an administrative nature, and Bank does not undertake to make loans and/or Financial Assets available to Customer.

2.6	Actual Settlement Date Accounting.

With respect to any sale or purchase transaction that is not posted to the Account on the contractual settlement date as referred to in Section 2.5, Bank will post the transaction on the date on which the cash or Financial Assets received as consideration for the transaction is actually received by Bank.

2.7	Income Collection (Autocredit®).

(a) Bank will credit the Cash Account with income and redemption proceeds on Financial Assets in accordance with the times notified by Bank from time to time on or after the anticipated payment date, net of any taxes that are withheld by Bank or any third party. Where no time is specified for a particular market, income and redemption proceeds from Financial Assets will be credited only after actual receipt and reconciliation. Bank may reverse such credits upon oral or written notification to Customer that Bank believes that the corresponding payment will not be received by Bank within a reasonable period or such credit was incorrect.

(b) Bank will make good faith efforts in its discretion to contact appropriate parties to collect unpaid interest, dividends or redemption proceeds, but Bank will not be obliged to file any formal notice of default, institute legal proceedings, file a proof of claim in any insolvency proceeding, or take any similar action.

2.8	Certain Ministerial Acts.

(a) Until Bank receives Instructions to the contrary, Bank will:

(i)	present all Financial Assets for which Bank has received notice of a call for redemption or that have otherwise matured, and all income and interest coupons and other income items that call for payment upon presentation;

(ii)	execute in the name of Customer such certificates as may be required to obtain payment in respect of Financial Assets; and

(iii)	exchange interim or temporary documents of title held in the Securities Account for definitive documents of title.

(b) Bank may provide information concerning the Accounts to Securities Depositories, counterparties, issuers of Financial Assets, governmental entities, securities exchanges, self-regulatory entities, and similar entities to the extent required by Applicable Law or as may be required in the ordinary course by market practice or otherwise in order to provide the services contemplated by this Agreement.

2.9	Corporate Actions.

(a) Bank will notify Customer of any Corporate Action of which information is either (i) received by it to the extent that Bank’s central corporate actions department has actual knowledge of the Corporate Action in time to notify its customers in a timely manner; or (ii) published via a formal notice in publications and reporting services routinely used by Bank for this purpose in time for Bank to notify its customers in a timely manner. Bank also will use its reasonable efforts to notify Customer of any class action litigation for which information is actually received by Bank’s central corporate actions department but shall not be liable for any Liabilities arising out of Bank’s failure to identify Customer’s interest in any class action litigation. Bank does not commit, however, to provide information concerning Corporate Actions or class action litigation relating to Financial Assets being held at Customer’s request in a name not subject to the control of Bank.

(b) If an Authorized Person fails to provide Bank with timely Instructions with respect to any Corporate Action or class action, neither Bank nor its nominees will take any action in relation to that Corporate Action or class action, except as otherwise agreed in writing by Bank and Customer or as may be set forth by Bank as a default action in the notification it provides under Section 2.9(a) with respect to that Corporate Action or class action.

(c) Bank may sell or otherwise dispose of fractional interests in Financial Assets arising out of a Corporate Action or class action and, to the extent necessary to protect Customer’s interest in that Corporate Action or class action, credit the Cash Account with the proceeds of the sale or disposition. If some, but not all, of an outstanding class of Financial Asset is called for redemption, Bank may allot the amount redeemed among the respective beneficial holders of such class of Financial Asset in any manner Bank deems to be fair and equitable.

(d) Notices of Corporate Actions and class actions dispatched to Customer may have been obtained from sources which Bank does not control and may have been translated or summarized. Although Bank believes such sources to be reliable, Bank has no duty to verify the information contained in such notices nor the faithfulness of any translation or summary and therefore does not guarantee its accuracy, completeness or timeliness, and shall not be liable to Customer for any loss that may result from relying on such notice.

2.10	Proxies.

(a) Subject to and upon the terms of this sub-section, Bank will provide Customer with information which it receives on matters to be voted upon at meetings of holders of Financial Assets (“Notifications”), and Bank will act in accordance with Customer’s Instructions in relation to such Notifications. If information is received by Bank at its proxy voting department too late to permit timely voting by Customer, Bank’s only obligation will be to provide, so far as reasonably practicable, a Notification (or summary information concerning a Notification) on an “information only” basis.

(b) Bank will act upon Instructions to vote on matters referred to in a Notification,

provided Instructions are received by Bank at its proxy voting department by the deadline referred to in the relevant Notification. If Instructions are not received in a timely manner, Bank will not be obligated to provide further notice to Customer and shall not be obliged to vote. It is Customer’s obligation to monitor the agreed means of providing Notifications to determine if new Notifications have been received.

(c) Customer acknowledges that the provision of proxy voting services may be precluded or restricted under a variety of circumstances. These circumstances include, but are not limited to:

(i)	the Financial Assets being on loan or out for registration;

(ii)	the pendency of conversion or another Corporate Action;

(iii)	Financial Assets being held at Customer’s request in a name not subject to the control of Bank;

(iv)	Financial Assets being held in a margin or collateral account at Bank or another bank or broker, or otherwise in a manner which affects voting; and

(v)	local market regulations or practices, or restrictions by the issuer.

(d) Notwithstanding the fact that Bank may act in a fiduciary capacity with respect to Customer under other agreements, in performing proxy voting services Bank will be acting solely as the agent of Customer, and will not exercise any discretion with regard to such proxy voting services or vote any proxy except when directed by an Authorized Person.

2.11	Statements and Information Available On-Line.

(a) Bank will send, or make available on-line, to Customer at times mutually agreed upon, a formal statement of account in Bank’s standard format for each Account maintained by Customer with Bank, identifying the Financial Assets and cash held in each Account (each such statement a “Statement of Account”). Additionally, Bank will send (or make available on-line) to Customer an advice or notification of any transfers of cash or Financial Assets with respect to each Account. Bank will not be liable with respect to any matter set forth in those portions of any Statement of Account or any such advice or notification (or reasonably implied therefrom) to which Customer has not given Bank a written exception or objection within sixty (60) days of receipt of the Statement of Account, provided such matter is not the result of Bank’s willful misconduct or bad faith. References in this Agreement to Statements of Account include Statements of Account in electronic form.

(b) Bank shall at all times maintain records that shall identify Customer as the Entitlement Holder of the Financial Assets in a Customer Securities Account. Any such Financial Assets held by Bank in a fungible bulk, with a Securities Depository or with another Securities Intermediary shall be separately identified on Bank’s records as being held for Customer’s account. Bank’s records shall identify which Financial Assets are held by Bank and by Securities

Depositories and other Securities Intermediaries and the names of such Securities Depositories and other Securities Intermediaries holding such Financial Assets. Bank agrees to use reasonable efforts to maintain records sufficient to enable Customer to determine and verify information concerning the Financial Assets held for Customer’s account. Bank agrees to furnish, upon Customer’s request or the request of the Insurance Department of any state in which Customer is licensed to do business, a verification certificate (which may be in affidavit form) in sufficient detail to permit adequate identification of the Financial Assets belonging to Customer as Entitlement Holder and held by Bank under the terms of this Agreement. Such certificate shall be signed by a responsible Bank official and furnished to the requestor, with a copy to Customer if the requestor is the Insurance Department.

(c) Prices and other information obtained from third parties which may be contained in any Statement of Account or other statement sent to Customer have been obtained from sources Bank believes to be reliable. Bank does not, however, make any representation as to the accuracy of such information or that the prices specified necessarily reflect the proceeds that would be received on a disposal of the relevant Financial Assets.

(d) Customer acknowledges that, except for Statements of Account or as otherwise expressly agreed by Bank, records and reports available to it on-line may not be accurate due to mis-postings, delays in updating Account records, and other causes. Bank will not be liable for any loss or damage arising out of the inaccuracy of any such records or reports accessed on-line.

2.12	Access to Bank’s Records; Reports.

(a) Bank’s records relating to the Accounts shall be available for inspection on Bank’s premises upon reasonable notice to Bank during its regular business hours by Customer’s officers, employees, or agents, and by regulatory officials, but only upon Bank’s receipt of Instruction from an Authorized Person.

(b) Upon Customer’s request, Bank will send to Customer all reports Bank receives from Securities Depositories concerning their systems of internal accounting control. Upon Customer’s request, Bank will send the annual report (SAS 70 Report) prepared by Bank’s external auditors on Bank’s system of internal accounting control of Financial Assets.

2.13	Tax Relief Services.

Bank will provide tax relief services as provided in Section 8.2.

3. INSTRUCTIONS

3.1	Acting on Instructions; Unclear Instructions.

(a) Customer authorizes Bank to accept and act upon any Instructions received by it without inquiry. Customer will indemnify the Bank Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against the Bank Indemnitees as a result of any action or omission taken in accordance with any Instructions or other directions upon which Bank is authorized to rely under the terms of this Agreement.

(b) Unless otherwise expressly provided, all Instructions will continue in full force and effect until canceled or superseded.

(c) Bank may (in its sole discretion and without affecting any part of this Section 3.1) seek clarification or confirmation of an Instruction from an Authorized Person and may decline to act upon an Instruction if it does not receive clarification or confirmation satisfactory to it. Bank will not be liable for any loss arising from any delay while it seeks such clarification or confirmation.

(d) In executing or paying a payment order Bank may rely upon the identifying number (e.g. Fedwire routing number or account) of any party as instructed in the payment order. Customer assumes full responsibility for any inconsistency between the name and identifying number of any party in payment orders issued to Bank in Customer's name.

(e) Bank shall not deliver Securities “free of payment” except pursuant to an Instruction received in writing and signed by an officer with the title of Chairman, President, Managing Director or Treasurer along with an officer with the title of Vice President or Director.

3.2	Confirmation of Oral Instructions/Security Devices.

Any Instructions delivered to Bank by telephone will promptly thereafter be confirmed in writing by an Authorized Person. Each confirmation is to be clearly marked “Confirmation”. Bank will not be liable for having followed such Instructions notwithstanding the failure of an Authorized Person to send such confirmation in writing or the failure of such confirmation to conform to the telephone Instructions received. Either party may record any of their telephonic communications. Customer will comply with any security procedures reasonably required by Bank and agreed to by Customer from time to time with respect to verification of Instructions. Customer will be responsible for safeguarding any test keys, identification codes or other security devices that Bank will make available to Customer or any Authorized Person.

3.3	Instructions; Contrary to Law/Market Practice.

Bank need not act upon Instructions which it reasonably believes to be contrary to law, regulation or market practice, but Bank will be under no duty to investigate whether any Instructions comply with Applicable Law or market practice.

3.4	Cut-off Times.

Bank has established cut-off times for receipt of some categories of Instruction, which will be made available to Customer. If Bank receives an Instruction after its established cut-off time, Bank will attempt to act upon the Instruction on the day requested if Bank deems it practicable to do so or otherwise as soon as practicable on the next business day.

4. FEES, EXPENSES AND OTHER AMOUNTS OWING TO BANK

4.1	Fees and Expenses.

Customer will pay Bank for its services hereunder the fees set forth in Schedule A hereto or such other amounts as may be agreed upon in writing from time to time, together with Bank’s reasonable out-of-pocket or incidental expenses, including, but not limited to, legal fees and tax or related fees incidental to processing by governmental authorities, issuers, or their agents. Without prejudice to Bank’s other rights, Bank reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as Bank may reasonably determine. Bank shall bill Customer quarterly for such fees and expenses.

4.2	Overdrafts.

Customer will have sufficient immediately available funds each day in the Cash Account (without regard to any Cash Account investments) to pay for the settlement of all Financial Assets delivered against payment to Customer and credited to the Securities Account. If a debit to the Cash Account results (or will result) in a debit balance, then Bank may, in its discretion, (i) advance an amount equal to the overdraft, (ii) refuse to settle in whole or in part the transaction causing such debit balance, or (iii) if any such transaction is posted to the Securities Account, reverse any such posting. If Bank elects to make such an advance, the advance will be deemed a loan to Customer, payable on demand, bearing interest at the applicable rate charged by Bank from time to time, for such overdrafts, from the date of such advance to the date of payment (both after as well as before judgment) and otherwise on the terms on which Bank makes similar overdrafts available from time to time. No prior action or course of dealing on Bank’s part with respect to the settlement of transactions on Customer’s behalf will be asserted by Customer against Bank for Bank’s refusal to make advances to the Cash Account or to settle any transaction for which Customer does not have sufficient available funds in the Cash Account.

4.3	Bank’s Right Over Securities; Set-off.

To the extent Bank has advanced any of its funds on Customer’s behalf in connection with the settlement of purchases and sales of Financial Assets for the Securities Account Bank shall have a security interest in the Financial Assets which are the subject of such purchase or sale, until Bank has been repaid the amount of such advance by Customer and Bank’s security interest in such Financial Assets shall be released upon Customer’s repayment of such advance to Bank.

5. SECURITIES DEPOSITORIES AND OTHER AGENTS

5.1	Use of Securities Depositories.

(a) Bank may deposit Financial Assets with, and hold Financial Assets in, any Securities Depository, settlement system, dematerialized book entry system or similar system (together a “Securities Depository”) on such terms as such systems customarily operate and Customer will provide Bank with such documentation or acknowledgements that Bank may require to hold the Financial Assets in such systems.

(b) Bank will not be liable for any act or omission by (or the insolvency of) any Securities Depository. In the event Customer incurs a loss due to the negligence, willful misconduct, or insolvency of a Securities Depository, Bank will make good faith efforts, in its discretion, to seek recovery from the Securities Depository, but Bank will not be obligated to institute legal proceedings, file a proof of claim in any insolvency proceeding, or take any similar action.

5.2	Use of Agents.

(a) Bank may provide certain services under this Agreement through third parties which may be Affiliates. Bank will not be responsible for any loss as a result of a failure by any broker or any other third party that it selects and retains using reasonable care to provide ancillary services that it may not customarily provide itself, including, without limitation, delivery services and providers of information regarding matters such as pricing, proxy voting, Corporate Actions and class action litigation. Nevertheless, Bank will be liable for the performance of any such broker selected by Bank that is an Affiliate to the same extent as Bank would have been liable if it performed such services itself.

(b) In the case of the sale under Section 2.9(c) of a fractional interest (or in other cases where Customer has requested Bank to arrange for execution of a trade) Bank will place trades with a broker which is an Affiliate to the extent that Bank has established a program for such trading with such Affiliate. An affiliated broker may charge its customary commission (or retain its customary spread) with respect to any such transaction.

(c) Although Bank does not use subcustodians to hold U.S. Securities or to gain entry to a U.S. Securities Depository, in the event Bank needed to appoint a subcustodian for the purposes of providing custody services under this Agreement for U.S. Securities, Bank would enter into an agreement with the subcustodian under terms substantially the same as this Agreement, including a provision that the subcustodian has the same liability to Bank for the loss of Financial Assets that Bank has under Section 7.1(b) hereof.

6. ADDITIONAL PROVISIONS RELATING TO CUSTOMER

6.1	Representations of Customer and Bank.

(a) Customer represents and warrants that (i) it has full authority and power, and has obtained all necessary authorizations and consents, to deposit and control the Financial Assets and cash in the Accounts, to use Bank as its custodian in accordance with the terms of this Agreement, to borrow money or otherwise incur indebtedness as contemplated by this Agreement, to pledge Financial Assets as contemplated by Section 4.3; (ii) assuming execution and delivery of this Agreement by Bank, this Agreement is Customer’s legal, valid and binding obligation, enforceable in accordance with its terms and it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement; (iii) it has not relied on any oral or written representation made by Bank or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of Bank and (iv) it is a resident of the United States and shall notify Bank of any changes in residency.

(b) Customer further represents and warrants that (i) it has established pursuant to the Bank Secrecy Act, and other U.S. laws and regulations applicable to it, Anti-Money Laundering compliance programs, including but not limited to: (1) the development of internal policies, procedures and controls; (2) the designation of an anti-money laundering compliance officer; (3) the implementation of ongoing employee training programs; (4) the creation of an independent audit function to test programs; (ii) Customer through its broker-dealer affiliate has established and maintains a customer identification program consistent with the rules under Section 326 of the USA Patriot Act; and (iii) Customer through its affiliates has in place procedures to enforce the market timing/excessive trading policies of the mutual funds held by Bank pursuant to this Agreement with regard to holders of the Policies.

(c) Bank represents and warrants that (i) assuming execution and delivery of this Agreement by Customer, this Agreement is Bank’s legal, valid and binding obligation, enforceable in accordance with its terms and (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement.

Bank may rely upon the above or the certification of such other facts as may be required to administer Bank’s obligations hereunder. Customer shall indemnify Bank against all losses, liability, claims, or demands arising directly or indirectly from any such certifications.

6.2	Customer to Provide Certain Information to Bank; Confidentiality.

(a) Upon request, Customer will promptly provide to Bank such information about itself and its financial status as Bank may reasonably request, including Customer’s organizational documents and its current audited and unaudited financial statements.

(b) Bank will not disclose any confidential information concerning the business and operation of Customer or the Financial Assets and/or cash held for Customer except as is reasonably necessary to provide services to Customer, as required by law or regulation or with the written consent of Customer. Customer agrees to keep the terms and conditions of this Agreement confidential and, except where disclosure is required by law or regulation, will only disclose it (or any part of it) with the prior written consent of Bank.

(c) The parties agree that the requirement of confidentiality under this Agreement also applies to their employees and agents. Each party will use its best efforts to assure that its employees and agents adhere to the confidentiality requirements set forth this Agreement. It is agreed by the parties, however, that use and disclosure of proprietary and confidential information by employees and agents to the extent necessary to carry out the terms and purposes of this Agreement, including disclosure to the New York State Insurance Department, NASD, SEC or other state or federal governmental regulators and the parties outside auditors, is acceptable.

6.3	Customer is Liable to Bank Even if it is Acting for Another Person.

Bank will treat Customer as its principal for all purposes under this Agreement. In this regard, Customer will be liable to Bank as a principal in respect of any transactions relating to the Account.

7. WHEN BANK IS LIABLE TO CUSTOMER

7.1	Standard of Care; Liability.

(a) Bank will use reasonable care as a professional custodian for hire in performing its obligations under this Agreement. Bank will not be in violation of this Agreement with respect to any matter as to which it has satisfied its obligation of reasonable care.

(b) Bank shall be obligated to indemnify Customer for any loss of Financial Assets received for, and credited to the Securities Account resulting from (i) the negligence, dishonesty or willful misconduct of Bank or Bank’s officers, employees or agents retained by Bank to hold such Financial Assets or (ii) burglary, robbery, hold-up, theft or mysterious disappearance, including loss by damage or destruction. In the event of a loss of Financial Assets in the Securities Account for which Bank is required to indemnify Customer pursuant to the immediately preceding sentence, at Bank’s option, Bank shall promptly replace such Financial Assets (by among other means posting appropriate security or bond with the issuer(s) of such Financial Assets and obtaining their reissue) or the value thereof (determined based upon the market value of the Financial Assets which are the subject of such loss as of the date of the discovery of such loss) and the value of any loss of rights or privileges resulting from the loss of such Financial Assets. The foregoing indemnity shall be Bank’s exclusive liability to Customer for Bank’s loss of Financial Assets from the Securities Account.

(c) In all other respects, Bank will be liable for Customer’s direct damages to the extent they result from Bank’s negligence, dishonesty or willful misconduct in performing its duties as set out in this Agreement. Nevertheless, under no circumstances will Bank be liable under this Agreement for any indirect, incidental, consequential or special damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Accounts, Bank’s performance hereunder or Bank’s role as custodian.

(d) Customer will indemnify the Bank Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of the Bank Indemnitees in connection with or arising out of (i) Bank’s performance under this Agreement, provided the Bank Indemnitees have not acted with negligence or engaged in fraud, dishonesty or willful misconduct in connection with the Liabilities in question or (ii) any Bank Indemnitee’s status as a holder of record of Customer’s Financial Assets.

(e) Without limiting Subsections 7.1(a), (b), (c) or (d), Bank will have no duty or responsibility to: (i) question Instructions or make any suggestions to Customer or an Authorized Person regarding such Instructions; (ii) supervise or make recommendations with respect to investments or the retention of Financial Assets; (iii) advise Customer or an Authorized Person regarding any default in the payment of principal or income of any security other than as provided in Section 2.7(b) of this Agreement; (iv) evaluate or report to Customer or an Authorized Person regarding the financial condition of any broker, agent or other party to which Bank is instructed to deliver Financial Assets or cash; or (v) review or reconcile trade confirmations received from brokers (and Customer or its Authorized Persons issuing Instructions will bear any responsibility to review such confirmations against Instructions issued to and Statements of Account issued by Bank).

7.2	Force Majeure.

Bank will maintain and update from time to time business continuation and disaster recovery procedures with respect to its custody business that it determines from time to time will meet reasonable commercial standards. Bank will have no liability, however, for any damage, loss, expense or liability of any nature that Customer may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance (provided, that the labor disturbance is not attributable to Bank’s employees), war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, malfunction of equipment or software (except where such malfunction is primarily attributable to Bank’s negligence or willful misconduct in selecting, operating or maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of Bank (including without limitation, the non-availability of appropriate foreign exchange). Upon the occurrence of any of the foregoing, Bank shall take reasonable steps to mitigate the impact to Customer of such event.

7.3	Bank May Consult With Counsel.

Bank will be entitled to rely on, and may act upon the advice of professional advisers in relation to matters of law, regulation or market practice (which may be the professional advisers of Customer), and will not be liable to Customer for any action reasonably taken or omitted pursuant to such advice.

7.4	Bank Provides Diverse Financial Services and May Generate Profits as a Result.

Customer acknowledges that Bank or its Affiliates may have a material interest in transactions entered into by Customer with respect to the Accounts or that circumstances are such that Bank may have a potential conflict of duty or interest. For example, Bank or its Affiliates may act as a market maker in the Financial Assets to which Instructions relate, provide brokerage services to other customers, act as financial adviser to the issuer of such Financial Assets, act in the same transaction as agent for more than one customer, have a material interest in the issue of the Financial Assets; or earn profits from any of these activities. Customer further acknowledges that Bank or its Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of Customer but that Bank is not under any duty to disclose any such information.

8. TAXATION

8.1	Tax Obligations.

(a) Customer confirms that Bank is authorized to deduct from any cash received or credited to the Cash Account any taxes or levies required by any revenue or governmental authority for whatever reason in respect of Customer’s Accounts.

(b) Customer will provide to Bank such certifications, documentation, and information as it may require in connection with taxation, and warrants that, when given, this information is true and correct in every respect, not misleading in any way, and contains all material information. Customer undertakes to notify Bank immediately if any information requires updating or correcting. Bank shall not be liable for any taxes, penalties, interest or additions to tax, payable or paid that result from (i) the inaccurate completion of documents by Customer or any third party; (ii) the provision to Bank or a third party of inaccurate or misleading information by Customer or any third party; (iii) the withholding of material information by Customer or any third party; or (iv) any delay by any revenue authority or any other cause beyond Bank’s control.

(c) If Bank does not receive appropriate certifications, documentation and information then, as and when appropriate and required, additional tax shall be deducted from all income received in respect of the Financial Assets issued (including, but not limited to, United States non-resident alien tax and/or backup withholding tax).

(d) Customer will be responsible in all events for the timely payment of all taxes relating to the Financial Assets in the Securities Account. Customer will indemnify and hold Bank harmless from and against any and all liabilities, penalties, interest or additions to tax with respect to or resulting from, any delay in, or failure by, Bank (i) to pay, withhold or report any U.S. federal, state or local taxes or foreign taxes imposed on, or (ii) to report interest, dividend or other income paid or credited to the Cash Account, regardless of the reason for such delay or failure; provided however, that Customer will not be liable to Bank for any penalty or additions to tax due solely as a result of Bank’s negligent acts or omissions with respect to paying or withholding tax or reporting interest, dividend or other income paid or credited to the Cash Account.

8.2	Tax Relief Services With Respect to American Depository Receipts.

(a) Subject to the provisions of this Section, Bank will apply for a reduction of withholding tax and any refund of any tax paid or tax credits in respect of income payments on Financial Assets comprising American depository receipts credited to the Securities Account that Bank believes may be available. To defray expenses pertaining to nominal tax claims, Bank may from time-to-time set minimum thresholds as to a de minimus value of tax relief claims or reduction of withholding which it will pursue in respect of income payments under this Section 8.2.

(b) The provision of a tax relief service by Bank is conditional upon Bank receiving from Customer (i) a declaration of its identity and place of residence and (ii) certain other documentation (pro forma copies of which are available from Bank), prior to the receipt of Financial Assets comprising American depository receipts in the Account or the payment of income.

(c) Bank will perform tax relief services only with respect to taxation levied by the revenue authorities of the countries advised to Customer from time to time and Bank may, by notification in writing, in its absolute discretion, supplement or amend the countries in which the tax relief services are offered. Other than as expressly provided in this Section 8.2, Bank will have no responsibility with regard to Customer’s tax position or status in any jurisdiction.

(d) Customer confirms that Bank is authorized to disclose any information requested by any revenue authority or any governmental entity in relation to the processing of any tax relief claim.

9. TERMINATION

(a) Either party may terminate this Agreement on ninety (90) days’ written notice to the other party. If Customer gives notice of termination, it must provide full details of the persons to whom Bank must deliver Financial Assets and cash. If Bank gives notice of termination, then Customer must, within ninety (90) days, notify Bank of details of its new custodian, failing which Bank may elect (at any time after the sixty day notice period) either to retain the Financial Assets and cash until such details are given, continuing to charge fees due (in which case Bank’s sole obligation will be for the safekeeping of the Financial Assets and cash), or deliver the Financial Assets and cash to Customer. Customer will reimburse Bank promptly for all out-of-pocket expenses it incurs in delivering Financial Assets upon termination. Termination will not affect any of the liabilities either party owes to the other arising under this Agreement prior to such termination.

(b) Bank shall provide written notification to the Customer’s domiciliary insurance department (the “Insurance Department”) if this Agreement with Customer is terminated pursuant to paragraph (a) above or if 100% of the Securities in the Accounts under this Agreement are withdrawn from the Accounts. (Customer shall provide to Bank and to the Insurance Department prior written notification if it intends to withdraw 100% of the Securities from the Accounts.) This notification by Bank shall be sent to the Insurance Department within three (3) business days after the custodial dissolution. Customer will provide to Bank the address of the Insurance Department.

10. MISCELLANEOUS

10.1	Notices.

Notices (other than Instructions) will be served by registered mail or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing. Notice will not be deemed to be given unless it has been received.

10.2	Successors and Assigns.

This Agreement will be binding on each of the parties’ successors and assigns, but the parties agree that neither party can assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld.

10.3	Interpretation.

Headings are for convenience only and are not intended to affect interpretation. References to sections are to sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the sections and paragraphs of the sub-sections in which they appear.

10.4	Entire Agreement.

(a) The following Rider is incorporated into this Agreement:

Accounting Services

(b) This Agreement, including the Schedules, Exhibits, and the Rider (and any separate agreement which Bank and Customer may enter into with respect to any Cash Account), sets out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to custody, whether oral or written. Amendments must be in writing and signed by both parties.

10.5	Insurance.

Bank will not be required to maintain any insurance coverage for the benefit of Customer, except that Bank will maintain insurance protection which covers Bank’s duties and responsibilities generally as a custodian of Financial Assets and Bank will maintain such coverage to the extent required by Bank’s banking regulators and, upon Customer’s request, Bank will provide Customer a description of Bank’s insurance coverage as in effect at the time of Customer’s request.

10.6	Governing Law and Jurisdiction.

This Agreement will be construed, regulated, and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby.

10.7	Severability; Waiver; and Survival.

(a) If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b) Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right hereunder operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c) Bank’s rights, protections, and remedies under this Agreement shall survive its termination.

10.8	Counterparts.

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together shall constitute one and the same agreement.

10.9	Privacy.

Both parties agree to comply with privacy laws applicable to their respective businesses. The Customer shall obtain any consents legally required relating to the Bank’s handling of the Customer’s Confidential Information. To the extent the Bank has possession and control of the Customer’s customer nonpublic personal information, the Bank shall implement appropriate security measures, policies, and procedures that are designed to meet the requirements of the Gramm Leach Biley Act of 1999 (“GLB”) to the extent the Bank, as a non-affiliated third party, is required to do so under GLB. The Bank agrees not to disclose the Confidential Information governed by GLB to any party not otherwise authorized herein except: i) by the Bank in connection with providing to Customer the services selected by the Customer, or ii) to the extent the Receiving Party is required to do otherwise by law, regulatory, and/or administrative process; or iii) any such Confidential Information is or becomes part of the public domain (with regard to Nonpublic Personal Information, subject to the Act), iv) the Confidential Information is independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information or v) the disclosing party expressly authorizes the disclosure of such Confidential Information.

The Bank further agrees to maintain procedures reasonably designed to assure the security of all such Confidential Information and Nonpublic Personal Information. Nothing herein shall prohibit the Bank from sharing Customer information (other than Nonpublic Personal Information which shall not be so shared) within the Bank and its Affiliates for the purpose of recommending to Customer additional products and services and opportunities for Customer to improve its financial efficiencies. Furthermore, Confidential Information shall not include statistical, aggregate information that is not identified with Customer or any of its customers, and which does not contain Nonpublic Personal Information. This prohibition against disclosure of Confidential Information and Nonpublic Personal Information shall survive the termination of this Agreement.

10.10.	No Third Party Beneficiaries.

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

IN WITNESS WHEREOF, each of the parties has caused its duly authorized signatories to execute this agreement as of the date first written above.

TIAA-CREF LIFE INSURANCE COMPANY
on behalf of
TIAA-CREF LIFE SEPARATE ACCOUNT VA-1

By:
Name:	Gary Chinery
Title:	Vice President and Treasurer

By:
Linda Dougherty
Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title: